Exhibit 3.1

ARTICLES OF ORGANIZATION

OF

BUCKHORN RESOURCES, LLC

The undersigned hereby forms and organizes a limited liability company pursuant to the Kentucky Limited Liability Company Act and adopts the following Articles of Organization for BUCKHORN RESOURCES, LLC.

ARTICLE I

The name of the limited liability company is BUCKHORN RESOURCES, LLC.

ARTICLE II

The limited liability company is organized to engage in any lawful business or activity for which limited liability Companies may be organized, under the Kentucky Limited Liability Company Act.

ARTICLE III

The name and street address of the registered agent is Gary W. Napier, 819 N. Main Street, Ste. B, London, Kentucky 40741.

ARTICLE IV

The mailing address of the principal place of business of the limited liability company is 380 Barbourville Road, London, Kentucky 40744.

ARTICLE V

The limited liability company has four (4) members.

ARTICLE VI

The management of the limited liability company is reserved to the members to be exercised in accordance with the operating agreement of the limited liability company.

ARTICLE VII

The duration of the limited liability company shall be perpetual, save and until its dissolution in accord with the Kentucky Limited Liability Company Act and the operating agreement of the limited liability company.

ARTICLE VIII

Except as otherwise provided by Kentucky Law, no member, manager, agent or employee of the limited liability company shall be personally liable for the debts, obligations, or liabilities of the limited liabilities of the limited liability company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other member, manager, agent or employee of the limited liability company.

Date: October 5th, 2004.

ORGANIZER:

/s/ BILLY DAVID ALTIZER

BILLY DAVID ALTIZER

COMMONWEALTH OF KENTUCKY    )

COUNTY OF LAUREL                          )

Personally appeared before me, a Notary Public in for said County and State, Billy David Altizer, Managing Member; with whom I am personally acquainted and, who, upon oath, acknowledged that he executed the within instrument for the purposes therein contained.

WITNESS my hand and official seal of office this the 5th day of October, 2004.

/s/ NOTARY PUBLIC

My Commission Expires: 11-19-06

This instrument prepared by:

/s/ Gary W. Napier

Napier & Associates, P.S.C.

P.O. Drawer 5087

819 North Main Street, Suite B

London, KY 40745-5087

(606) ·864-2263